SETTLEMENT TERM SHEET

THIS SETTLEMENT TERM SHEET (the "Agreement") is intended to state the essential terms of a settlement of claims and disputes reached among Anhui Technology Import and export Co. Ltd. ("AhTech") and Southern Products, Inc. and SigmacUSA, Inc. (Collectively "SNPD"). SNPD and AhTech may be referred to collectively herein as the "Parties" and individually as a "Party".

WHEREAS, disputes have arisen between SNPD and AhTech concerning certain transactions, contractual relationships between the Parties, and an array of ancillary legal issues (Collectively the "AhTech Claims"): and

WHEREAS, SNPD is engaged in discussions with a private equity investor interested in funding SNPD’s future operations into the foreseeable future; and

WHEREAS, the private equity investor has expressed an unwillingness to invest substantial capital to fund SNPD because of the litigation risk surrounding the AhTech claims; and

WHEREAS, SNPD wishes to pay to AhTech and AhTech wishes to accept in settlement of all claims it may have against SNPD a total of $1,679,400US Dollars (representing the invoices listed in Schedule A attached hereto), less amounts covered by Insurance (the "Debt"), paid as described herein, without either party admitting any liability for the same; and

WHEREAS, subject to the consummation of the other transactions contemplated herein, AhTech and SNPD desire to effect a comprehensive and complete compromise in full settlement and mutual release of all claims that AhTech may have against SNPD, including the satisfaction of the AhTech Claims: and

NOW THEREFORE, in consideration of payments, releases, and covenants and agreements stated herein, the Parties have reached certain agreements, the essential terms of which are as follows:

1. Payment on Equity Raises. Contingent upon SigmacUSA"s receipt of funding from the private equity investor, SigmacUSA shall pay AhTech:

(a) 9.8% of the first 3 million of any equity raised by SigmacUSA

(b) 13.1% of the next 3 million of any equity raised by SigmacUSA

(c) 19.7% of the next 4 million of any equity raised by SigmacUSA

Payments on equity raised shall be made within 5 business days from funding directly from the escrow agent, and shall continue until all amounts owed have been paid in full (either from Equity raises or Sales (below). In the event that a minimum of SI million dollars is not raised within 120 days hereof, this Agreement shall be null and void.

2. Payment on Sales. SigmacUSA, Inc. shall pay AhTech 0.98% of its net collections on a monthly basis. Payments on Sales shall continue until all amounts owed to each have been paid in full (either from Equity raises or Sales).

3. Mutual Release and Covenant Not To Sue. The Parties agree that each of them (on behalf of themselves and their agents, representatives, employees, heirs, executors, successors and assigns) releases, forever discharges and covenants not to sue any other Party or Parties (and their respective agents, representatives, members, affiliates, subsidiaries, employees, attorneys, accountants, professionals, heirs, executors, administrators, successors and assigns, as the case may be) and releases every other Party from any and all claims actions, causes of action, suits, debts, damages, demands, judgments, or executions whatsoever, whether know nor unknown, whether under statute or in contract, tort or otherwise, and whether in law or in equity, that any Party ever had, has now, or may ever have against any other Party as of the date of execution of this Agreement. This Mutual Release and Covenant Not to Sue includes, without limitation, any claims for payment of the AhTech Claims of Debt, any claims and counterclaims which were asserted in or could have been asserted in any Civil Case, all claims for attorneys, fees and costs incurred in any Civil Case or otherwise, and/or an\ claims, whether known or unknown, identified in Article 4 below.

4. Release of Unknown Claims. It is understood by each Party that there is a risk that subsequent to the execution of this Agreement, a Party may discover facts different from or in addition to the facts which he now knows or believes to be true with respect to the subject matter of this Agreement, or that certain debts, claims, expenses, or liabilities presently known may be or become greater than a Party now expects or anticipates. Each Party intends this Agreement to apply to all unknown or unanticipated results, as well as those known and anticipated, and u/' it is the intention of each Party to hereby fully, finally, absolutely, and forever resolve any and all claims and disputes which have existed, do exist, or may exist relating to the Company or its activities, assets, liabilities, or members.

5. Mutual Non-Disparagement. The Parties shall execute an agreement of mutual non-disparagement agreeing not, after the date of this Agreement, to disparage or criticize the character, business operations and practices, ethics, or actions of one another. With regard to disputes and claims the Parties shall be authorized to state that all such disputes, claims and rights have been resolved to their mutual satisfaction.

6. Confidentiality. The Parties agree that they shall execute a standard agreement of confidentiality regarding the terms and agreements reflected in this Agreement. Notwithstanding this agreement of confidentiality, the Parties understand and agree that SNPD is a publicly reporting company and as such will be required to make certain public disclosures of the final settlement agreement once signed.

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7. Mediation and Arbitration of Claims. The Parties further agree that they shall participate in non-binding mediation of any claim, controversy or dispute arising out of this agreement or of any agreement executed by the Parties (or either of them) to give effect to the agreements reflected in this Agreement. Such mediation shall be a condition precedent to any action to enforce any such agreement. Should such claim, controversy or dispute not be resolved through mediation, the Parties agree exclusively to binding arbitration of such matter before a single arbitrator pursuant to the rules of the American Arbitration Association (AAA). The arbitrator shall have the authority to award fees, including legal fees, and expenses incurred in such arbitration to the prevailing party in such arbitration. Nothing contained in this Article 8, however, shall preclude the Parties from seeking equitable relief, where appropriate, in any court of competent jurisdiction. Any such Mediation or Arbitration shall be held and follow the rules of court and laws of the state of Nevada, in the County of Clark.

8. Miscellaneous. This Agreement is intended to set forth all essential terms of a settlement of disputes between the Parties as stated herein. It is anticipated that the Parties shall promptly proceed to the preparation and execution of such further documents and agreements as are necessary to give effect to the terms stated herein and agree to cooperate in the preparation and execution of such agreements and documents. The laws of the State of Nevada shall govern this Agreement. Each party is represented by counsel, and has conferred with counsel, concerning the execution of this Agreement. The language of this Agreement shall not be presumptively construed in favor of or against any of the parties hereto.

WHEREFORE, the parties have executed this Agreement as of the 15th day of April 2013.

Anhui Technology Import and Export Co. Ltd.	Southern Products, Inc.

By: /s/ Authorized Signatory	By: /s/ Edward Meadows
Its: Authorized Signatory	Chief Executive Officer & Director

SigmacUSA, INC.
/s/ Edward Meadows
Edward Meadows
Chief Executive Officer

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